Exhibit 99.1

UNITED ANNOUNCES FULL-YEAR AND

FOURTH-QUARTER 2012 RESULTS

UAL REPORTS $589 MILLION FULL-YEAR 2012 PROFIT EXCLUDING SPECIAL CHARGES;

$723 MILLION LOSS INCLUDING SPECIAL CHARGES

UAL REPORTS $190 MILLION FOURTH-QUARTER 2012 LOSS EXCLUDING SPECIAL

CHARGES; $620 MILLION LOSS INCLUDING SPECIAL CHARGES

CHICAGO, Jan. 24, 2013 – United Continental Holdings, Inc. (NYSE: UAL) today reported full-year 2012 net income of $589 million, or $1.59 per diluted share, excluding $1.3 billion of special charges. Including special charges, UAL reported a full-year 2012 net loss of $723 million, or $2.18 per share. UAL reported a fourth-quarter 2012 net loss of $190 million, or $0.58 per share, excluding $430 million of special charges. Including special charges, UAL reported a fourth-quarter 2012 net loss of $620 million, or $1.87 per share.

•	UAL full-year 2012 consolidated passenger revenue increased 0.2 percent year-over-year. Consolidated passenger revenue per available seat mile (PRASM) increased 1.7 percent in 2012 compared to 2011.

•	Superstorm Sandy reduced fourth-quarter revenue by approximately $140 million and profit by approximately $85 million.

•

Full-year 2012 consolidated unit costs (CASM), holding fuel rate and profit sharing constant and excluding special charges and third-party business expense, increased 2.5 percent year-over-year on a consolidated capacity reduction of 1.5 percent. Full-year 2012 consolidated CASM increased 6.7 percent year-over-year.

•	UAL ended 2012 with $7.0 billion in unrestricted liquidity.

•	Co-workers earned $119 million in profit sharing for full-year 2012, which will be distributed on Feb. 14, 2013.

“I want to thank my co-workers for working together in 2012 as we completed the most difficult aspects of our merger integration,” said Jeff Smisek, UAL’s chairman, president and chief executive officer. “With much of our integration behind us, our significantly improved operational performance and our increasing customer satisfaction, we can now go forward as one company. This year we will continue on our path to becoming the world’s leading airline.”

UAL ANNOUNCES FULL-YEAR AND FOURTH-QUARTER 2012 RESULTS / PAGE 2

Fourth-Quarter Revenue and Capacity

For the fourth quarter of 2012, total revenue was $8.7 billion, a decrease of 2.5 percent year-over-year. Fourth-quarter consolidated passenger revenue decreased 3.6 percent to $7.5 billion, compared to the same period in 2011.

Consolidated revenue passenger miles (RPMs) decreased 3.2 percent on a consolidated capacity (available seat miles) decrease of 4.2 percent year-over-year for the fourth quarter, resulting in a fourth-quarter consolidated load factor of 82.3 percent.

Fourth-quarter 2012 consolidated PRASM increased 0.6 percent compared to the same period in 2011. Consolidated yield for the fourth quarter of 2012 decreased 0.4 percent year-over-year.

Mainline RPMs in the fourth quarter of 2012 decreased 3.7 percent on a mainline capacity decrease of 4.3 percent year-over-year, resulting in a fourth-quarter mainline load factor of 82.5 percent. Mainline yield for the fourth quarter of 2012 decreased 0.9 percent compared to the same period in 2011. Fourth-quarter 2012 mainline PRASM decreased 0.3 percent year-over-year.

“While we didn’t meet our revenue goals in 2012, we have addressed the integration issues that drove our underperformance,” said Jim Compton, UAL’s vice chairman and chief revenue officer. “We’re now positioned to capitalize on market opportunities across our network, and to earn back our share of revenue, based on solid operations and great customer service.”

Passenger revenue for the fourth quarter of 2012 and period-to-period comparisons of related statistics for UAL’s mainline and regional operations are as follows:

	4Q 2012 Passenger Revenue (millions)	Passenger Revenue vs. 4Q 2011	PRASM vs. 4Q 2011	Yield vs. 4Q 2011	Available Seat Miles vs. 4Q 2011
Domestic	$2,953	(6.2%)	(1.8%)	(1.9%)	(4.5%)
Atlantic	1,214	(7.5%)	(0.3%)	(0.3%)	(7.2%)
Pacific	1,156	4.1%	5.9%	3.8%	(1.7%)
Latin America	590	(5.4%)	(4.2%)	(6.5%)	(1.3%)

International	2,960	(2.8%)	1.3%	0.0%	(4.1%)
Mainline	5,913	(4.6%)	(0.3%)	(0.9%)	(4.3%)
Regional	1,620	0.0%	3.7%	0.4%	(3.6%)

Consolidated	$7,533	(3.6%)	0.6%	(0.4%)	(4.2%)

Year-over-year cargo and other revenue in the fourth quarter of 2012 increased 5.0 percent, or $56 million, to $1.2 billion.

UAL ANNOUNCES FULL-YEAR AND FOURTH-QUARTER 2012 RESULTS / PAGE 3

Fourth-Quarter Costs

Total operating expenses, excluding special charges, increased $94 million, or 1.1 percent, in the fourth quarter versus the same period in 2011. Including special charges, fourth-quarter total operating expenses increased $284 million, or 3.2 percent, year-over-year. Third-party business expense was $118 million in the fourth quarter.

Consolidated and mainline CASM, excluding special charges and third-party business expense, increased 4.8 percent and 5.0 percent, respectively, in the fourth quarter of 2012 compared to the same period of 2011. Fourth-quarter consolidated and mainline CASM, including special charges, increased 7.7 and 8.5 percent year-over-year, respectively.

In the fourth quarter, consolidated and mainline CASM, excluding special charges and third-party business expense and holding fuel rate and profit sharing constant, increased 4.8 percent and 4.7 percent, respectively, compared to the results for the same period of 2011.

“While we reported a full-year profit in 2012, these results clearly fell short of our expectations and the return goals we have set,” said John Rainey, UAL’s executive vice president and chief financial officer. “2013 will be an important year for us as we take the necessary steps to create economic value and achieve a sufficient level of profitability.”

Liquidity, Cash Flow and Return on Invested Capital

UAL ended the year with $7.0 billion in unrestricted liquidity, including $500 million of undrawn commitments under a revolving credit facility. During the fourth quarter, the company generated $31 million of operating cash flow and had gross capital expenditures and purchase deposits of $1.0 billion, which included the delivery of 11 aircraft. The company made debt and capital lease principal payments of $270 million in the fourth quarter. For the full year, the company made debt and capital lease principal payments of $1.5 billion, including prepayments. The company’s return on invested capital for the year ended Dec. 31, 2012, was 8.0 percent, below the company’s goal of a 10 percent return over the business cycle.

2012 Events

•

For the fourth quarter, United recorded a U.S. Department of Transportation domestic on-time arrival rate of 80.1 percent, exceeding its goal for the quarter. For the full year, United recorded a domestic on-time arrival rate of 77.3 percent and a system completion factor of 98.6 percent. For international flights, United recorded an on-time arrival rate of 73.7 percent. The on-time arrival rates are based on flights arriving within 14 minutes of scheduled arrival time.

•	United co-workers earned cash incentive payments for on-time performance totaling $26 million during 2012.

•	Pilots ratified a new joint labor agreement for all United Airlines pilots, and flight attendants from the company’s United, Continental and Continental Micronesia (CMI)

UAL ANNOUNCES FULL-YEAR AND FOURTH-QUARTER 2012 RESULTS / PAGE 4

subsidiaries ratified new labor agreements. United also reached an agreement with technicians from the CMI subsidiary. The company began the joint collective bargaining process with its flight attendants, technicians, dispatchers and airport and reservation agents.

•	United introduced its Outperform Recognition Program, awarding cash prizes each quarter to employees for excellence in customer service.

•

The company took delivery of six Boeing 787-8 Dreamliners in 2012 and launched its first commercial 787 flight in early November. United also took delivery of 19 Boeing 737-900ERs, and removed from service 19 Boeing 737-500s, one Boeing 757-200 and three Boeing 767-200s. In addition, the company sold or returned to lessors 37 aircraft that had been parked in long-term storage.

•

United announced an order to purchase 100 Boeing 737 MAX 9 aircraft and 50 Boeing 737-900ER aircraft for delivery beginning in 2013. These new aircraft will allow United to replace older, less-efficient aircraft to reduce fuel and operating costs, enhance the customer experience and maximize network opportunities.

•

UAL raised $2.2 billion of debt financing through multiple issuances of enhanced equipment trust certificates at an average interest rate of approximately 4.5 percent, with each issuance setting new average interest rate lows for this type of security. The debt proceeds are being used to finance the acquisition of seven new Boeing 787-8 and 32 new Boeing 737-900ER aircraft and to refinance the debt relating to three Boeing 737-900ER aircraft delivered in 2009.

•

The company expanded its industry-leading global route network, launching nonstop flights to numerous international destinations including Istanbul; Manchester, England; Dublin; Buenos Aires, Argentina; Monterrey, Mexico; San Salvador, El Salvador; Kelowna, British Columbia, Canada; and Doha, Qatar, via Dubai, United Arab Emirates. United also announced new nonstop international flights beginning in 2013 to Taipei, Taiwan; Shannon, Ireland; Paris; Edmonton, Alberta, Fort McMurray, Alberta, and Thunder Bay, Ontario, Canada; and Denver’s first service to Asia with non-stop service to Tokyo. The company started 18 new domestic routes in 2012, including the company’s first service to Fairbanks, Alaska; Grand Forks, N.D.; Williston, N.D; and Sarasota, Fla. United also announced eight new domestic markets for 2013 including the company’s first service to Fayetteville, N.C. and Santa Fe, N.M.

•	United opened its new Network Operations Center in downtown Chicago with leading technology and tools for employees who manage the 24/7 global operation.

UAL ANNOUNCES FULL-YEAR AND FOURTH-QUARTER 2012 RESULTS / PAGE 5

•

United converted to a single passenger service system, launched a single website, united.com, and a single loyalty program, MileagePlus, and made policy and procedure changes to become a single airline for its customers.

•	The company continued to install flat-bed seats in premium cabins on its international fleet and now has the new seats on 176 aircraft, more than any other U.S. carrier.

•	United continued to install Economy Plus seating, and it is now on 91 percent of the mainline fleet.

•	The company began installing global satellite-based Wi-Fi on its mainline fleet and expects to have more than 300 aircraft equipped with Wi-Fi by the end of 2013.

•	United and Chase launched the premium MileagePlus Club co-brand card, building on the strong performance of the MileagePlus Explorer card launched in 2011.

About United

United Airlines and United Express operate an average of 5,472 flights a day to 381 airports across six continents. In 2012, United and United Express carried more passenger traffic than any other airline in the world and operated nearly two million flights carrying 140 million customers. United is investing in upgrading its onboard products and now offers more flat-bed seats in its premium cabins and more extra-legroom economy-class seating than any airline in North America. In 2013, United became the first U.S.-based international carrier to offer satellite-based Wi-Fi on long-haul overseas routes. The airline also features DIRECTV® on nearly 200 aircraft, offering customers more live television access than any other airline in the world. United operates more than 700 mainline aircraft and has made large-scale investments in its fleet. In 2013, United will continue to modernize its fleet by taking delivery of more than two dozen new Boeing aircraft. The company expanded its industry-leading global route network in 2012, launching nine new international and 18 new domestic routes. Readers of Global Traveler magazine have voted United’s MileagePlus program the best frequent flyer program for nine consecutive years. United is a founding member of Star Alliance, which provides service to 194 countries via 27 member airlines. More than 85,000 United employees reside in every U.S. state and in countries around the world. For more information, visit united.com or follow United on Twitter and Facebook. The common stock of United’s parent, United Continental Holdings, Inc., is traded on the NYSE under the symbol UAL.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements included in this release are forward-looking and thus reflect our current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to our operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Words such as

UAL ANNOUNCES FULL-YEAR AND FOURTH-QUARTER 2012 RESULTS / PAGE 6

“expects,” “will,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook” and similar expressions are intended to identify forward-looking statements. Additionally, forward-looking statements include statements which do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this release are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law. Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: our ability to comply with the terms of our various financing arrangements; the costs and availability of financing; our ability to maintain adequate liquidity; our ability to execute our operational plans; our ability to control our costs, including realizing benefits from our resource optimization efforts, cost reduction initiatives and fleet replacement programs; our ability to utilize our net operating losses; our ability to attract and retain customers; demand for transportation in the markets in which we operate; an outbreak of a disease that affects travel demand or travel behavior; demand for travel and the impact that global economic conditions have on customer travel patterns; excessive taxation and the inability to offset future taxable income; general economic conditions (including interest rates, foreign currency exchange rates, investment or credit market conditions, crude oil prices, costs of aviation fuel and energy refining capacity in relevant markets); our ability to cost-effectively hedge against increases in the price of aviation fuel; any potential realized or unrealized gains or losses related to fuel or currency hedging programs; the effects of any hostilities, act of war or terrorist attack; the ability of other air carriers with whom we have alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aviation and other insurance; the costs associated with security measures and practices; industry consolidation or changes in airline alliances; competitive pressures on pricing and on demand; our capacity decisions and the capacity decisions of our competitors; U.S. or foreign governmental legislation, regulation and other actions (including open skies agreements and environmental regulations); labor costs; our ability to maintain satisfactory labor relations and the results of the collective bargaining agreement process with our union groups; any disruptions to operations due to any potential actions by our labor groups; weather conditions; the possibility that expected merger synergies will not be realized or will not be realized within the expected time period; and other risks and uncertainties set forth under Item 1A., Risk Factors of our Annual Report on Form 10-K, as well as other risks and uncertainties set forth from time to time in the reports we file with the SEC. Consequently, forward-looking statements should not be regarded as representations or warranties by us that such matters will be realized.

-tables attached-

UAL ANNOUNCES FULL-YEAR AND FOURTH-QUARTER 2012 RESULTS / PAGE 7

UNITED CONTINENTAL HOLDINGS, INC.

STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

THREE MONTHS AND YEAR ENDED DECEMBER 31, 2012 AND 2011

	Three Months Ended December 31,		% Increase/ (Decrease)	Year Ended December 31,		% Increase/ (Decrease)
(In millions, except per share data)	2012	2011		2012	2011
Operating revenue:
Passenger:
Mainline	$5,913	$6,195	(4.6)	$25,804	$25,975	(0.7)
Regional	1,620	1,620	—	6,779	6,536	3.7

Total passenger revenue	7,533	7,815	(3.6)	32,583	32,511	0.2
Cargo	243	285	(14.7)	1,018	1,167	(12.8)
Special revenue item (C)	—	—	NM	—	107	NM
Other	926	828	11.8	3,551	3,325	6.8

Total operating revenue	8,702	8,928	(2.5)	37,152	37,110	0.1

Operating expenses:
Aircraft fuel (A)	3,095	3,105	(0.3)	13,138	12,375	6.2
Salaries and related costs	1,986	1,910	4.0	7,945	7,652	3.8
Regional capacity purchase (B)	583	596	(2.2)	2,470	2,403	2.8
Landing fees and other rent	453	477	(5.0)	1,929	1,928	0.1
Aircraft maintenance materials and outside repairs	452	414	9.2	1,760	1,744	0.9
Depreciation and amortization	385	390	(1.3)	1,522	1,547	(1.6)
Distribution expenses	314	333	(5.7)	1,352	1,435	(5.8)
Aircraft rent	246	249	(1.2)	993	1,009	(1.6)
Special charges (C)	439	249	NM	1,323	592	NM
Other operating expenses	1,214	1,160	4.7	4,681	4,603	1.7

Total operating expenses	9,167	8,883	3.2	37,113	35,288	5.2

Operating income (loss)	(465)	45	NM	39	1,822	(97.9)

Nonoperating income (expense):
Interest expense	(204)	(218)	(6.4)	(835)	(949)	(12.0)
Interest capitalized	11	8	37.5	37	32	15.6
Interest income	7	5	40.0	23	20	15.0
Miscellaneous, net	19	14	35.7	12	(80)	NM

Total nonoperating expense	(167)	(191)	(12.6)	(763)	(977)	(21.9)

Income (loss) before income taxes	(632)	(146)	332.9	(724)	845	NM
Income tax expense (benefit) (D)	(12)	(8)	50.0	(1)	5	NM

Net income (loss)	$(620)	$(138)	349.3	$(723)	$840	NM

Earnings (loss) per share, basic	$(1.87)	$(0.42)	345.2	$(2.18)	$2.54	NM

Earnings (loss) per share, diluted	$(1.87)	$(0.42)	345.2	$(2.18)	$2.26	NM

Weighted average shares, basic	331	330	0.3	331	329	0.6
Weighted average shares, diluted	331	330	0.3	331	383	(13.6)

NM Not meaningful

UAL ANNOUNCES FULL-YEAR AND FOURTH-QUARTER 2012 RESULTS / PAGE 8

UNITED CONTINENTAL HOLDINGS, INC.

CONSOLIDATED NOTES (UNAUDITED)

(A)	UAL’s results of operations include fuel expense for both mainline and regional operations.

	Three Months Ended December 31,		% Increase/ (Decrease)	Year Ended December 31,		% Increase/ (Decrease)
(In millions, except per gallon)	2012	2011		2012	2011
Total mainline fuel expense excluding hedge impacts	$2,481	$2,490	(0.4)	$10,572	$10,439	1.3
Hedge gains (losses) reported in fuel expense (a)	(34)	(23)	NM	(141)	503	NM

Total mainline fuel expense	2,515	2,513	0.1	10,713	9,936	7.8
Regional fuel expense	580	592	(2.0)	2,425	2,439	(0.6)

Consolidated fuel expense	3,095	3,105	(0.3)	13,138	12,375	6.2
Settled hedge gains (losses) not recorded in fuel expense (b)	—	20	NM	(1)	(60)	NM

Fuel expense including all gains (losses) from settled hedges	3,095	3,085	0.3	13,139	12,435	5.7
Hedge non-cash mark-to-market gains (c)	29	8	NM	38	1	NM

Fuel expense including all hedge impacts	$3,066	$3,077	(0.4)	$13,101	$12,434	5.4

Mainline fuel consumption (gallons)	764	789	(3.2)	3,275	3,303	(0.8)
Mainline average aircraft fuel price per gallon excluding hedge impacts (cents)	324.7	315.6	2.9	322.8	316.0	2.2
Mainline average aircraft fuel price per gallon (cents)	329.2	318.5	3.4	327.1	300.8	8.7
Mainline average aircraft fuel price per gallon including all gains (losses) from settled hedges (cents)	329.2	316.0	4.2	327.1	302.6	8.1
Mainline average aircraft fuel price per gallon including all hedge impacts (cents)	325.4	315.0	3.3	326.0	302.6	7.7
Regional fuel consumption (gallons)	181	180	0.6	741	735	0.8
Regional average aircraft fuel price per gallon (cents)	320.4	328.9	(2.6)	327.3	331.8	(1.4)

Consolidated consumption (gallons)	945	969	(2.5)	4,016	4,038	(0.5)
Consolidated average aircraft fuel price per gallon excluding hedge impacts (cents)	323.9	318.1	1.8	323.6	318.9	1.5
Consolidated average aircraft fuel price per gallon (cents)	327.5	320.4	2.2	327.1	306.5	6.7
Consolidated average aircraft fuel price per gallon including all gains (losses) from settled hedges (cents)	327.5	318.4	2.9	327.2	307.9	6.3
Consolidated average aircraft fuel price per gallon including all hedge impacts (cents)	324.4	317.5	2.2	326.2	307.9	5.9

(a)	Includes gains (losses) from settled hedges that were designated for hedge accounting. UAL allocates 100% of hedge accounting gains (losses) to mainline fuel expense.
(b)	Includes ineffectiveness gains (losses) and gains (losses) on derivatives not designated for hedge accounting. These amounts are recorded in Nonoperating income (expense): Miscellaneous, net.
(c)	Includes ineffectiveness gains (losses) and non-cash mark-to-market gains (losses) on all open hedge positions. These amounts are recorded in Nonoperating income (expense): Miscellaneous, net.

(B)	UAL has contractual relationships with various regional carriers to provide regional aircraft and turboprop service branded as United Express. Under these agreements, UAL pays the regional carriers contractually agreed fees for crew expenses, maintenance expenses and other costs of operating these flights. These costs include aircraft rent of $163 million and $669 million for the three months and year ended December 31, 2012, respectively, of which $111 million and $52 million is included in regional capacity purchase expense and aircraft rentals, respectively, for the three months ended December 31, 2012 and $461 million and $208 million is included in regional capacity purchase expense and aircraft rentals, respectively, for the year ended December 31, 2012 in our Statements of Consolidated Operations.

UAL ANNOUNCES FULL-YEAR AND FOURTH-QUARTER 2012 RESULTS / PAGE 9

UNITED CONTINENTAL HOLDINGS, INC.

CONSOLIDATED NOTES (UNAUDITED)

(C)	Special items include the following:

	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions)	2012	2011	2012	2011
Revenue - Chase co-branded marketing agreement modification	$—	$—	$—	$107

Integration-related costs	408	170	739	517
Intangible asset impairment	24	4	30	4
Labor agreement costs	21	—	475	—
Voluntary severance and benefits	—	—	125	—
Termination of a maintenance service contract	—	58	—	58
Gains on sales of assets and other special charges, net	(14)	17	(46)	13

Total special charges	439	249	1,323	592

Total special items	439	249	1,323	485

Income tax benefit	(9)	(2)	(11)	(2)

Special items, net of tax	$430	$247	$1,312	$483

2012 - Special items

Integration-related costs: Includes compensation costs related to systems integration and training, costs to repaint aircraft and other branding activities, costs to write-off or accelerate depreciation on systems and facilities that are no longer used or planned to be used for significantly shorter periods, relocation costs for employees and severance primarily associated with administrative headcount reductions. In addition, on June 30, 2012 UAL became obligated under an indenture to issue to the Pension Benefit Guaranty Corporation (“PBGC”), no later than Feb. 14, 2013, $62.5 million aggregate principal amount of 8% Contingent Senior Unsecured Notes. UAL recorded a liability of approximately $48 million for the fair value of that obligation. The company classified the liability as an integration-related cost since the financial results of UAL, excluding Continental’s results, would not have resulted in a financial triggering event under the 8% Notes indenture. In addition, on Dec. 31, 2012, the company entered into an agreement with the PBGC providing for, among other things, the replacement of (i) the company’s contingent obligation to issue up to $500 million principal amount of 8% Contingent Senior Notes if certain financial triggers were met, of which $188 million had been incurred as of Dec. 31, 2012, with $400 million principal amount of new 8% Notes due 2024 and (ii) the $652 million outstanding of the company’s 6% Senior Notes due 2031 with $326 million principal amount of new 6% Notes due 2026 and $326 million principal amount of new 6% Notes due 2028. The company is treating the substitution of the obligations outstanding on Dec. 31, 2012 as an extinguishment of such debt. The resulting charge of $309 million represents the fair value of the additional $212 million of 8% Notes that we agreed to issue and the change in the fair value of the other new 6% Notes and 8% Notes versus their previous carrying values. The company categorized the expense as an integration-related charge because the note restructuring would not have occurred if it were not for the merger.

Intangible Asset Impairment: In the first quarter of 2012, the company recorded a $6 million impairment charge on an intangible asset related to certain take-off and landing slots to reflect the discontinuance of one of the frequencies on an international route. In the fourth quarter of 2012, the company recorded an impairment charge of $24 million related to foreign take-off and landing slots to reflect the estimated fair value of these assets as part of our annual impairment test of indefinite-lived intangible assets. Reductions of frequencies and weakening of the U.S. dollar against certain foreign currencies attributed to the charge.

Labor Agreement Costs: On Aug. 3, 2012, the company announced it had reached an agreement in principle with respect to a new joint collective bargaining agreement with the Air Line Pilots Association (“ALPA”), representing pilots at United and Continental. The company recorded $454 million of expense in the third quarter associated with lump sum cash payments that would be made in conjunction with the ratification of the contract and the completion of the integrated pilot seniority list. This charge also includes costs associated with changes to existing pilot disability plans negotiated in connection with the agreement in principle. The lump sum payments are not in lieu of future pay increases and were accrued in the third quarter as a result of the payments becoming probable, primarily due to reaching the agreement in principle. The agreement was ratified in the fourth quarter of 2012. In the fourth quarter of 2012, the company accrued an additional $21 million associated with the agreement.

Voluntary severance and benefits: In the first quarter of 2012, the company recorded $49 million associated with two voluntary employee programs. In one program, approximately 400 mechanics offered to retire early in exchange for a cash severance payment that was based on the number of years of service the employee had accumulated. The other program is a voluntary company-offered leave of absence that approximately 1,800 flight attendants accepted, which allows for continued medical coverage during the leave of absence period. In the second quarter of 2012, the company recorded $76 million associated with a voluntary severance program. Approximately 1,300 flight attendants volunteered to retire early in exchange for a cash severance payment that was based on the number of years of service each employee had accumulated.

Gains on sales of assets and other special charges, net: In the first quarter of 2012, the company sold six aircraft and its interest in a crew hotel in Hawaii. The company also made adjustments to legal reserves. In the second quarter of 2012, the company sold three aircraft, realizing a net gain of $7 million. In the fourth quarter of 2012, the company sold three aircraft realizing a net gain of $14 million.

UAL ANNOUNCES FULL-YEAR AND FOURTH-QUARTER 2012 RESULTS / PAGE 10

2011 - Special items

Special Revenue Item: UAL, United, Continental and Mileage Plus Holdings, LLC, a wholly owned subsidiary of United, executed an Amended and Restated Co-Branded Card Marketing Services Agreement (the Co-Brand Agreement) with Chase Bank USA, N.A. (Chase) in June 2011, through which the company sells mileage credits to Chase and the company’s loyalty program members accrue frequent flyer miles for making purchases using credit cards issued by Chase. The Co-Brand Agreement modifies and combines the previously existing co-branded agreements between Chase and each of United and Continental, respectively. As a result of the execution of the Co-Brand Agreement, revenues received as part of this agreement are subject to Accounting Standards Update 2009-13, “Multiple-Deliverable Revenue Arrangements – a consensus of the FASB Emerging Issues Task Force” (ASU 2009-13), adopted by the company on Jan. 1, 2011, which is applied to all contracts entered into or materially modified after the adoption date of the accounting standard. The application of the new accounting standard to the Co-Brand Agreement, which was determined to be a material modification of the previously existing co-branded agreements, decreases the value of the air transportation deliverables related to the agreement that the company records as deferred revenue (and ultimately Passenger Revenue when redeemed awards are flown) and increases the value of the marketing-related deliverables recorded in Other Revenue at the time these marketing-related deliverables are provided. The provisions of ASU 2009-13 require that existing deferred revenue be adjusted retroactively to reflect the value of the undelivered air transportation deliverables at the date of the contract modification. As a result, the company recorded a retroactive, one-time non-cash income adjustment to revenue of $107 million in the second quarter of 2011.

Integration-related costs: Integration-related costs include compensation costs related to systems integration and training, costs to repaint aircraft and other branding activities, costs to write-off or accelerate depreciation on systems and facilities that are no longer used or planned to be used for significantly shorter periods, and severance primarily associated with administrative headcount reductions. In addition, the company recorded a liability of $49 million in the second quarter for the cost of one tranche of PBGC Contingent Senior Unsecured Notes. In addition, UAL recorded a liability of approximately $39 million in the fourth quarter for the cost of an additional tranche of PBGC Contingent Senior Unsecured Notes. The company classified the PBGC liabilities as integration-related costs since the financial results of UAL, excluding Continental’s results, would not have resulted in a triggering events under the 8% Notes indenture.

Gains on sales of assets and other special charges, net: Other special charges for the three months and year ended December 31, 2011 include costs to terminate a maintenance service contract early, adjustments to reserves for certain legal matters and gains and losses on the disposal of aircraft.

(D)	No federal income tax expense was recognized related to our pretax income for the year ended December 31, 2011 due to the utilization of book net operating loss carry forwards for which no benefit has previously been recognized. We are required to provide a valuation allowance for our deferred tax assets in excess of deferred tax liabilities because UAL concluded that it is more likely than not that such deferred tax assets will ultimately not be realized. As a result, pre-tax losses for the three months ended December 31, 2012 and 2011 and the year ended December 31, 2012 were not reduced by any tax benefits.

UAL ANNOUNCES FULL-YEAR AND FOURTH-QUARTER 2012 RESULTS / PAGE 11

UNITED CONTINENTAL HOLDINGS, INC.

STATISTICS

	Three Months Ended December 31,				Year Ended December 31,
			% Increase/ (Decrease)				% Increase/ (Decrease)
	2012	2011			2012	2011
Mainline:
Passengers (thousands)	21,811	22,960	(5.0)		93,595	96,360	(2.9)
Revenue passenger miles (millions)	41,555	43,130	(3.7)		179,416	181,763	(1.3)
Available seat miles (millions)	50,376	52,636	(4.3)		216,330	219,437	(1.4)
Cargo ton miles (millions)	601	661	(9.1)		2,460	2,646	(7.0)

Passenger load factor:
Mainline	82.5%	81.9%	0.6	pts.	82.9%	82.8%	0.1	pts.
Domestic	84.3%	84.2%	0.1	pts.	84.9%	85.1%	(0.2	)pts.
International	80.6%	79.5%	1.1	pts.	80.9%	80.5%	0.4	pts.

Passenger revenue per available seat mile (cents)	11.74	11.77	(0.3)		11.93	11.84	0.8
Average yield per revenue passenger mile (cents)	14.23	14.36	(0.9)		14.38	14.29	0.6
Average fare per passenger	$271.10	$269.82	0.5		$275.70	$269.56	2.3

Cost per available seat mile (CASM) (cents):
CASM (a)	15.06	13.88	8.5		14.12	13.15	7.4
CASM, excluding special charges (b)	14.19	13.41	5.8		13.51	12.88	4.9
CASM, excluding special charges and third-party business expenses (b)	13.95	13.29	5.0		13.37	12.77	4.7
CASM, excluding special charges, third-party business expenses and fuel (b)	8.96	8.52	5.2		8.42	8.24	2.2
CASM, holding fuel rate and profit sharing constant, excluding special charges and third-party business expenses (b)	13.92	13.29	4.7		13.03	12.77	2.0
Mainline average aircraft fuel price per gallon excluding hedge impacts (cents) (c)	324.7	315.6	2.9		322.8	316.0	2.2
Mainline average aircraft fuel price per gallon (cents) (c)	329.2	318.5	3.4		327.1	300.8	8.7
Mainline average aircraft fuel price per gallon including all gains (losses) from settled hedges (cents) (c)	329.2	316.0	4.2		327.1	302.6	8.1
Mainline average aircraft fuel price per gallon including all hedge impacts (cents) (c)	325.4	315.0	3.3		326.0	302.6	7.7
Fuel gallons consumed (millions)	764	789	(3.2)		3,275	3,303	(0.8)

Aircraft in fleet at end of period	702	701	0.1		702	701	0.1
Average stage length (miles) (d)	1,884	1,850	1.8		1,895	1,844	2.8
Average daily utilization of each aircraft (hours)	9:52	10:14	(3.6)		10:38	10:42	(0.6)

Regional:
Passengers (thousands)	11,444	11,231	1.9		46,846	45,439	3.1
Revenue passenger miles (millions)	6,311	6,339	(0.4)		26,069	25,768	1.2
Available seat miles (millions)	7,790	8,078	(3.6)		32,530	33,091	(1.7)
Passenger load factor	81.0%	78.5%	2.5	pts.	80.1%	77.9%	2.2	pts.
Passenger revenue per available seat mile (cents)	20.80	20.05	3.7		20.84	19.75	5.5
Average yield per revenue passenger mile (cents)	25.67	25.56	0.4		26.00	25.36	2.5
Aircraft in fleet at end of period	551	555	(0.7)		551	555	(0.7)
Average stage length (miles) (d)	540	552	(2.2)		542	555	(2.3)

UAL ANNOUNCES FULL-YEAR AND FOURTH-QUARTER 2012 RESULTS / PAGE 12

UNITED CONTINENTAL HOLDINGS, INC.

STATISTICS (Continued)

	Three Months Ended		% Increase/ (Decrease)		Year Ended		% Increase/ (Decrease)
	December 31,				December 31,
	2012	2011			2012	2011
Consolidated (Mainline and Regional):
Passengers (thousands)	33,255	34,191	(2.7)		140,441	141,799	(1.0)
Revenue passenger miles (millions)	47,866	49,469	(3.2)		205,485	207,531	(1.0)
Available seat miles (millions)	58,166	60,714	(4.2)		248,860	252,528	(1.5)
Passenger load factor	82.3%	81.5%	0.8	pts.	82.6%	82.2%	0.4	pts.

Passenger revenue per available seat mile (cents)	12.95	12.87	0.6		13.09	12.87	1.7
Total revenue per available seat miles (cents)	14.96	14.71	1.7		14.93	14.70	1.6
Average yield per revenue passenger mile (cents)	15.74	15.80	(0.4)		15.86	15.67	1.2

CASM (a)	15.76	14.63	7.7		14.91	13.97	6.7
CASM, excluding special charges (b)	15.01	14.22	5.6		14.38	13.74	4.7
CASM, excluding special charges and third-party business expenses (b)	14.80	14.12	4.8		14.26	13.65	4.5
CASM, excluding special charges, third-party business expenses and fuel (b)	9.48	9.01	5.2		8.98	8.75	2.6
CASM, holding fuel rate and profit sharing constant, excluding special charges and third-party business expenses (b)	14.80	14.12	4.8		13.99	13.65	2.5

Consolidated average aircraft fuel price per gallon excluding hedge impacts (cents) (c)	323.9	318.1	1.8		323.6	318.9	1.5
Consolidated average aircraft fuel price per gallon (cents) (c)	327.5	320.4	2.2		327.1	306.5	6.7
Consolidated average aircraft fuel price per gallon including all gains (losses) from settled hedges (cents) (c)	327.5	318.4	2.9		327.2	307.9	6.3
Consolidated average aircraft fuel price per gallon including all hedge impacts (cents) (c)	324.4	317.5	2.2		326.2	307.9	5.9
Fuel gallons consumed (millions)	945	969	(2.5)		4,016	4,038	(0.5)
Average full-time equivalent employees (thousands)	84.5	82.0	3.0		84.6	81.7	3.5

(a)	Includes impact of special charges (See Note C).
(b)	These financial measures provide management and investors the ability to monitor the company’s performance on a consistent basis.
(c)	Fuel price per gallon includes aircraft fuel and related taxes.
(d)	Average stage length equals the average distance a seat travels adjusted for size of aircraft (available seat miles/seats).

UAL ANNOUNCES FULL-YEAR AND FOURTH-QUARTER 2012 RESULTS / PAGE 13

UNITED CONTINENTAL HOLDINGS, INC.

NON-GAAP FINANCIAL RECONCILIATION

UAL evaluates its financial performance utilizing various GAAP and non-GAAP financial measures including net income/loss, net earnings/loss per share and CASM, among others. CASM is a common metric used in the airline industry to measure an airline’s cost structure and efficiency. Pursuant to SEC Regulation G, UAL has included the following reconciliation of reported non-GAAP financial measures to comparable financial measures reported on a GAAP basis. UAL believes that excluding fuel costs from certain measures is useful to investors because it provides an additional measure of management’s performance excluding the effects of a significant cost item over which management has limited influence. UAL also believes that adjusting for special items is useful to investors because they are non-recurring items not indicative of UAL’s on-going performance. UAL also believes that excluding third-party business expenses, such as maintenance, ground handling and catering services for third parties, fuel sales and non-air mileage redemptions, provides more meaningful disclosure because these expenses are not directly related to UAL’s core business.

	Three Months Ended		$ Increase/ (Decrease)	% Increase/ (Decrease)	Year Ended		$ Increase/ (Decrease)	% Increase/ (Decrease)
(in millions)	December 31,				December 31,
	2012	2011			2012	2011
Operating revenue	$8,702	$8,928	$(226)	(2.5)	$37,152	$37,110	$42	0.1
Less: Special revenue item (C)	—	—	—	NM	—	107	(107)	NM

Operating revenue, excluding special revenue item	$8,702	$8,928	$(226)	(2.5)	$37,152	$37,003	$149	0.4

Operating expenses	$9,167	$8,883	$284	3.2	$37,113	$35,288	$1,825	5.2
Less: Special charges (C)	439	249	190	NM	1,323	592	731	NM

Operating expenses, excluding special charges	8,728	8,634	94	1.1	35,790	34,696	1,094	3.2
Less: Third-party business expenses	118	60	58	96.7	298	235	63	26.8
Less: Fuel expense	3,095	3,105	(10)	(0.3)	13,138	12,375	763	6.2
Less: Profit sharing programs, including taxes	(41)	23	(64)	NM	119	265	(146)	(55.1)

Operating expenses, excluding fuel, profit sharing, special charges and third-party business expenses	$5,556	$5,446	$110	2.0	$22,235	$21,821	$414	1.9

Net Income (loss)	$(620)	$(138)	$(482)	349.3	$(723)	$840	$(1,563)	NM
Less: Special items, net (C)	430	247	183	NM	1,312	483	829	NM

Net Earnings (loss), excluding special items	$(190)	$109	$(299)	NM	$589	$1,323	$(734)	(55.5)

Diluted earnings (loss) per share	$(1.87)	$(0.42)	$(1.45)	345.2	$(2.18)	$2.26	$(4.44)	NM
Add back: Special items, net	1.29	0.72	0.57	NM	3.77	1.23	2.54	NM

Diluted earnings (loss) per share, excluding special items	$(0.58)	$0.30	$(0.88)	NM	$1.59	$3.49	$(1.90)	(54.4)

UAL ANNOUNCES FULL-YEAR AND FOURTH-QUARTER 2012 RESULTS / PAGE 14

UNITED CONTINENTAL HOLDINGS, INC.

NON-GAAP FINANCIAL RECONCILIATION (Continued)

	Three Months Ended December 31,		% Increase/ (Decrease)	Year Ended December 31,		% Increase/ (Decrease)
	2012	2011		2012	2011
CASM Mainline Operations (cents)
Cost per available seat mile (CASM)	15.06	13.88	8.5	14.12	13.15	7.4
Less: Special charges (C)	0.87	0.47	NM	0.61	0.27	NM

CASM, excluding special charges	14.19	13.41	5.8	13.51	12.88	4.9
Less: Third-party business expenses	0.24	0.12	100.0	0.14	0.11	27.3

CASM, excluding special charges and third-party business expenses	13.95	13.29	5.0	13.37	12.77	4.7
Less: Fuel expense	4.99	4.77	4.6	4.95	4.53	9.3

CASM, excluding special charges, third-party business expenses and fuel	8.96	8.52	5.2	8.42	8.24	2.2
Less: Profit sharing per available seat mile	(0.08)	0.04	NM	0.06	0.12	(50.0)

CASM, excluding special charges, third-party business expenses, fuel, and profit sharing	9.04	8.48	6.6	8.36	8.12	3.0
Add: Profit sharing held constant at prior year expense per available seat mile	0.05	0.04	25.0	0.12	0.12	—
Add: Current year fuel cost at prior year fuel price per available seat mile	4.83	—	NM	4.55	—	NM
Add: Prior year fuel cost per available seat mile	—	4.77	NM	—	4.53	NM

CASM, holding fuel rate and profit sharing constant and excluding special charges and third-party business expenses	13.92	13.29	4.7	13.03	12.77	2.0

CASM Consolidated Operations (cents)
Cost per available seat mile (CASM)	15.76	14.63	7.7	14.91	13.97	6.7
Less: Special charges (C)	0.75	0.41	NM	0.53	0.23	NM

CASM, excluding special charges	15.01	14.22	5.6	14.38	13.74	4.7
Less: Third-party business expenses	0.21	0.10	110.0	0.12	0.09	33.3

CASM, excluding special charges and third-party business expenses	14.80	14.12	4.8	14.26	13.65	4.5
Less: Fuel expense	5.32	5.11	4.1	5.28	4.90	7.8

CASM, excluding special charges, third-party business expenses and fuel	9.48	9.01	5.2	8.98	8.75	2.6
Less: Profit sharing per available seat mile	(0.07)	0.04	NM	0.05	0.11	(54.5)

CASM, excluding special charges, third-party business expenses, fuel, and profit sharing	9.55	8.97	6.5	8.93	8.64	3.4
Add: Profit sharing held constant at prior year expense per available seat mile	0.04	0.04	—	0.11	0.11	—
Add: Current year fuel cost at prior year fuel price per available seat mile	5.21	—	NM	4.95	—	NM
Add: Prior year fuel cost per available seat mile	—	5.11	NM	—	4.90	NM

CASM, holding fuel rate and profit sharing constant and excluding special charges and third-party business expenses	14.80	14.12	4.8	13.99	13.65	2.5

UAL ANNOUNCES FULL-YEAR AND FOURTH-QUARTER 2012 RESULTS / PAGE 15

UNITED CONTINENTAL HOLDINGS, INC.

RETURN ON INVESTED CAPITAL (ROIC)

(in millions)	Year Ended December 31, 2012
Net Operating Profit After Tax (NOPAT)
Pre-tax income excluding special charges (a)	$599
Add: Interest expense (b)	821
Add: Interest component of capitalized aircraft rent (b)	478
Add: Net interest on pension (b)	164
Less: Adjusted income tax expense	(10)

NOPAT	$2,052

Effective tax rate	1.7%

Invested Capital (five-quarter average)
Total assets	$38,083
Add: Capitalized aircraft rent (@ 7.0x)	7,015
Less: Non-interest bearing liabilities	(19,607)

Average Invested Capital	$25,491

Return on Invested Capital	8.0%

Year Ended December 31, 2012
(a) Non-GAAP Financial Reconciliation
Loss before income taxes	($724)
Add: Special charges	1,323

Pre-tax income excluding special charges	$599

(b)	Net of tax shield

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